Exhibit 99.1

HCW Biologics Announces Pricing of $6.9 Million Registered Direct Offering and Concurrent Private Placement Priced Above Market Under NASDAQ Rules

MIRAMAR, Fla., Nov. 18, 2024 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (“HCWB” or “HCW Biologics”), (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen healthspan by disrupting the link between inflammation and age-related diseases, today announced that it has entered into a securities purchase agreement with a single institutional investor to purchase 6,717,000 shares of common stock (or pre-funded warrants in lieu thereof) in a registered direct offering priced above market under Nasdaq rules. In a concurrent private placement, the Company also agreed to issue unregistered warrants to purchase up to an aggregate of 6,717,000 shares of common stock. The combined effective offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrants is $1.03. The warrants will have an exercise price of $1.03 per share, will be exercisable immediately, and expire on the five year anniversary from the date of issuance.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are estimated to be approximately $6.9 million before deducting the placement agent’s fees and other offering expenses payable by the Company. The offering is expected to close on or about November 20, 2024, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the offering.

The shares of common stock (or pre-funded warrants in lieu thereof) are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-266991), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2022. The offering of shares of common stock (or pre-funded warrants in lieu thereof) will be made only by means of a prospectus supplement that forms a part of such registration statement. The warrants to be issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock and pre-funded warrants will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3500.

About HCW Biologics:

HCW Biologics is a clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen healthspan by disrupting the link between chronic, low-grade inflammation, and age-related diseases, such as cancer, cardiovascular, diabetes, neurodegenerative, and autoimmune diseases, as well as other inflammatory conditions such as long-haul COVID-19. The Company has combined a deep understanding of disease-related immunology with its expertise in advanced protein engineering to develop two drug discovery platforms, each with a novel backbone which is used to generate designer, novel multi-functional fusion molecules with immunotherapeutic properties. The Company’s legacy drug discovery platform is its TOBI™ (Tissue factOr-Based fusIon) discovery platform, which has a Tissue-Factor based backbone. It was used to create HCW Biologics’ molecules: HCW9218, HCW9302, HCW9206 and HCW9201. The Company’s second drug discovery platform uses a unique protein-based backbone differentiated from Tissue Factor. Immunotherapeutics created with the Company’s two distinct drug discovery platforms have different characteristics and mechanisms of action, expanding the various pathways for treating senescence-associated disorders. The University of Pittsburgh Medical Center (UPMC) has agreed to include HCW9218 in an Investigator-sponsored Phase 2 clinical trial to evaluate patients with metastatic, advanced stage ovarian cancer in combination with neoadjuvant chemotherapy (NCT05145569).

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the statements on the closing of the offering and the satisfaction of closing conditions and use of proceeds in the offering, the Company’s ability to develop new immunotherapeutic treatments for non-oncology or oncology indications; the capabilities of the Company’s new platform and the effectiveness of new fusion proteins developed using the new platform. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K/A filed with the United States Securities and Exchange Commission (the “SEC”) on May 15, 2024, the latest Form 10-Q filed with the SEC on November 14, 2024, and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Rebecca Byam

Chief Financial Officer
HCW Biologics Inc.
RebeccaByam@hcwbiologics.com